Exhibit 5.1

Tel 713.758.2222 Fax 713.758.2346

December 16, 2011

Calumet Specialty Products Partners, L.P.

2780 Waterfront Pkwy E. Drive

Suite 200

Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as counsel for Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), and its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Partnership, Calumet Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership (“Finance Corp.” and, together with the Partnership, the “Issuers”), Calumet Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Calumet Operating”), Calumet LP GP, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet LP GP”), Calumet Sales Company Incorporated, a Delaware corporation and indirect wholly owned subsidiary of the Partnership (“Reseller”), Calumet Penreco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Penreco”), Calumet Superior, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Superior” and, together with Calumet Operating, Calumet LP GP, Reseller, Calumet Penreco and Calumet Superior, the “Delaware Guarantors”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership and indirect wholly owned subsidiary of the Partnership (“Calumet Lubes”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Shreveport Lubes”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Shreveport Fuels”), and Calumet Shreveport, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Shreveport” and, together with Calumet Lubes, Shreveport Lubes and Shreveport Fuels, the “Indiana Guarantors”; and, the Indiana Guarantors and Delaware Guarantors are collectively referred to herein as the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $400,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2019 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii) the Delaware Guarantors’ guarantees of the Old Notes and the New Notes (the “Guarantees”).

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houst on, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Calumet Specialty Products Partners, L.P. December 16, 2011 Page 2

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of April 21, 2011, among the Partnership, Finance Corp., the Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee (as may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such New Notes will be legally issued and will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms and (ii) the Guarantees of the Delaware Guarantors remain the valid and binding obligations of such subsidiaries, enforceable against the Delaware Guarantors in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware General Corporation Law, the Constitution of the State of Delaware and the laws of the State of New York, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Calumet Specialty Products Partners, L.P. December 16, 2011 Page 2

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.